Exhibit 99.1

AMAZON.COM ANNOUNCES RECORD FREE CASH FLOW FUELED BY LOWER PRICES AND FREE

SHIPPING; INTRODUCES NEW EXPRESS SHIPPING PROGRAM — AMAZON PRIME

SEATTLE—(BUSINESS WIRE)—February 2, 2005—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter and year ended December 31, 2004.

Operating cash flow was $567 million for 2004, compared with $392 million for 2003. Free cash flow grew 38% to $477 million for 2004, compared with $346 million for 2003. Common shares outstanding plus shares underlying stock-based awards outstanding totaled 434 million at December 31, 2004, compared with 433 million a year ago.

Net sales were $2.54 billion in the fourth quarter, compared with $1.95 billion in fourth quarter 2003, an increase of 31%. Net sales, excluding the $85 million benefit from changes in foreign exchange rates, grew 26% compared with fourth quarter 2003.

Operating income was $162 million in the fourth quarter, compared with $138 million in fourth quarter 2003. Consolidated segment operating income grew 16% to $177 million in the fourth quarter, compared with $153 million in the fourth quarter 2003. Excluding the $5 million benefit from changes in foreign exchange rates, consolidated segment operating income grew 13% compared with fourth quarter 2003.

Net income was $347 million in the fourth quarter, or $0.82 per diluted share, compared with net income of $73 million, or $0.17 per diluted share, in fourth quarter 2003. Pro forma net income in the fourth quarter was $394 million, or $0.93 per diluted share, compared with $125 million, or $0.29 per diluted share, in fourth quarter 2003. Excluding the benefit from realizing a $244 million deferred tax asset related primarily to net operating loss carryforwards attributable to continuing operations, fourth quarter pro forma net income would have been $149 million, or $0.35 per diluted share.

Today the Company also introduced “Amazon Prime,” Amazon.com’s first ever membership program. For a flat membership fee of $79 per year, members get unlimited, express two-day shipping for free, with no minimum purchase requirement. Members also get one-day, overnight shipping for only $3.99 per item—order as late as 6:30PM ET.

“Amazon Prime is ‘all-you-can-eat’ express shipping,” said Jeff Bezos, founder and CEO of Amazon.com. “Though expensive for the Company in the short-term, it’s a significant benefit and more convenient for customers. With Amazon Prime, there’s no minimum purchase to think about, and no consolidating orders—two-day shipping becomes an everyday experience rather than an occasional indulgence.”

Members can also share the benefits of Amazon Prime with up to four family members living in their household. Details can be found at www.amazon.com/prime.

Full Year 2004

Net sales were $6.92 billion in 2004, compared with $5.26 billion in 2003, an increase of 31%. Net sales, excluding the $276 benefit from foreign exchange rates, grew 26% compared with 2003.

Operating income was $440 million in 2004, compared with $271 million in 2003. Consolidated segment operating income grew 36% to $490 million in 2004, compared with $361 million in 2003. Excluding the $20 million benefit from foreign exchange rates, consolidated segment operating income grew 30% in 2004 compared with 2003.

Net income was $588 million in 2004, or $1.39 per diluted share, compared with net income of $35 million, or $0.08 per diluted share, in 2003. Pro forma net income for 2004 was $639 million, or $1.50 per diluted share, compared with $256 million, or $0.61 per diluted share, in 2003. Excluding the benefit from realizing a $244 million deferred tax asset related primarily to net operating loss carryforwards attributable to continuing operations, 2004 pro forma net income would have been $395 million, or $0.93 per diluted share.

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Amazon.com also announced today that on March 7, 2005 it will redeem €200 million ($261 million at the Euro to U.S. dollar exchange rate on January 31, 2005) in principal amount of its outstanding 6.875% Convertible Subordinated Notes due 2010, plus accrued and unpaid interest from and including February 16, 2005 to March 6, 2005, under its previously announced $500 million debt repurchase authorization. No premium payment is required to redeem these notes.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.39 billion, up 22% compared with fourth quarter 2003. Segment operating income increased to $122 million from $114 million, compared with fourth quarter 2003.

•	North America Media growth was 18% in the fourth quarter, driven in part by continued price reductions, including an increase in the discount on books over $15 from 30% to 32%, and books over $25 from 32% to 34%.

•	International segment sales, representing the Company’s U.K., German, French, Japanese, and Chinese sites, were $1.15 billion, up 43% compared with fourth quarter 2003. Excluding the benefit from exchange rates, net sales growth was 33%. Segment operating income increased to $55 million from $39 million, compared with fourth quarter 2003.

•	International segment sales accounted for 44% of worldwide net sales in 2004, up from 38% in 2003. Shipments to 225 countries outside the U.S. accounted for 49% of worldwide shipments in 2004, up from 43% in 2003.

•	Electronics & Other General Merchandise sales grew 53% to $1.69 billion for 2004, representing 24% of worldwide net sales. During the Thanksgiving weekend, consumer electronics sales in the U.S. exceeded books sales for the first time in the Company’s history, and in the December issue of the leading consumer research magazine Amazon.com was named the best place to shop for consumer electronics.

•	Amazon.co.uk launched a new DVD rental service with plans that start from just £7.99 per month. Rental members also receive an extra 10 % discount off Amazon’s already low prices on all of their DVD purchases from Amazon.co.uk.

•	Customers worldwide have placed hundreds of thousands of preorders for the sixth installment in the Harry Potter series, Harry Potter and the Half Blood Prince, scheduled to be released on July 16, 2005.

•	A9.com, a subsidiary of Amazon.com, launched A9.com Yellow Pages, a new service that helps users find and discover local businesses in a completely new way, including “Block View™,” a powerful technology which brings the Yellow Pages to life by showing a street view of millions of businesses and their surroundings. Block View allows users to see storefronts and virtually walk up and down the streets of currently more than 10 U.S. cities using over 20 million photographs. In addition, A9.com Yellow Pages uses features on Amazon.com that allow users to review, rate, provide more information, collect lists, and get recommendations on more than 14 million businesses across the U.S. A9.com Yellow Pages are available now on the A9.com homepage at www.a9.com.

•	In the first two weeks following the South Asia tsunami on December 26th, Amazon.com’s worldwide customers made over 200,000 donations totaling more than $15 million to the Red Cross for tsunami disaster relief.

See “Financial Measures” for additional information.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of February 2, 2005. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

First Quarter 2005 Guidance

•	Net sales are expected to be between $1.80 billion and $1.95 billion, or grow between 18% and 27%, compared with first quarter 2004.

•	Operating income is expected to be between $80 million and $110 million, or decline between (28%) and 0%, compared with first quarter 2004, assuming, among other things, that the Company adopts SFAS No. 123R on January 1, 2005, stock-based compensation is $25 million, and there are no further revisions to restructuring-related estimates.

Full Year 2005 Expectations

•	Net sales are expected to be between $8.05 billion and $8.65 billion, or grow between 16% and 25%.

•	Operating income is expected to be between $385 million and $510 million, or between (13%) and 16% growth, compared with 2004, assuming, among other things, that the Company adopts SFAS No. 123R on January 1, 2005, stock-based compensation is $115 million, and there are no further revisions to restructuring-related estimates.

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A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available at least through March 31, 2005, at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, competition, management of growth, potential fluctuations in operating results, international growth and expansion, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, and all subsequent filings.

Financial Measures

The following measures are defined by the Securities and Exchange Commission as non-GAAP financial measures.

Free Cash Flow

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development. A tabular reconciliation of differences from the comparable GAAP measure—operating cash flow—is included in the attached “Supplemental Financial Information and Business Metrics.”

Consolidated Segment Operating Income

Consolidated segment operating income is the sum of segment operating income of our individual segments and excludes the following line items on the Company’s statements of operations:

•	Stock-based compensation and

•	Other operating expense (income).

A tabular reconciliation of differences from the comparable GAAP measure—operating income—is included in the attached “Pro Forma Statements of Operations.”

Pro Forma Net Income

Pro forma net income excludes the following line items on the Company’s statements of operations:

•	Stock-based compensation,
•	Other operating expense (income), and
•	Remeasurements and other.

A tabular reconciliation of differences from the comparable GAAP measure—net income (loss)—is included in the attached “Pro Forma Statements of Operations.”

For additional information regarding these non-GAAP financial measures, see Exhibit 99.2 to our Form 8-K filed contemporaneously with the issuance of this release.

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About Amazon.com

Amazon.com (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer customers the lowest possible prices. Amazon.com and third-party sellers offer millions of unique new, refurbished, and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon.com and its affiliates operate seven websites: www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc. and its subsidiaries, unless the context indicates otherwise.

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AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$666,418	$745,608	$738,254	$1,102,273

OPERATING ACTIVITIES:
Net income	73,154	346,688	35,282	588,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	18,467	20,831	75,558	75,724
Stock-based compensation	15,039	19,629	87,751	57,702
Other operating expense (income)	141	(4,777)	2,752	(7,964)
Losses (gains) on sales of marketable securities, net	(205)	204	(9,598)	(586)
Remeasurements and other	36,505	32,045	130,097	824
Non-cash interest expense and other	166	1,354	12,918	4,756
Changes in operating assets and liabilities:
Inventories	(42,785)	(107,724)	(76,786)	(168,896)
Accounts receivable, net and other current assets	(16,341)	6,883	1,616	(1,745)
Accounts payable	299,316	423,944	167,732	286,091
Accrued expenses and other current liabilities	72,226	37,869	(27,982)	(15,110)
Deferred income taxes	(311)	(244,221)	931	(256,696)
Additions to unearned revenue	22,989	25,467	101,641	109,936
Amortization of previously unearned revenue	(26,021)	(30,732)	(111,740)	(106,886)
Interest payable	28,623	30,107	1,850	959

Net cash provided by operating activities	480,963	557,567	392,022	566,560

INVESTING ACTIVITIES:
Sales and maturities of marketable securities and other investments	232,173	419,375	813,184	1,426,786
Purchases of marketable securities	(121,448)	(448,057)	(535,642)	(1,584,089)
Purchases of fixed assets, including internal-use software and website development	(17,236)	(36,755)	(45,963)	(89,133)
Proceeds from sale of subsidiary	—	—	5,072	—
Acquisition, net of cash acquired	—	—	—	(71,195)

Net cash provided by (used in) investing activities	93,489	(65,437)	236,651	(317,631)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	30,490	17,491	163,322	60,109
Repayments of long-term debt and capital lease obligations	(207,732)	(559)	(495,308)	(157,401)

Net cash provided by (used in) financing activities	(177,242)	16,932	(331,986)	(97,292)

Foreign-currency effect on cash and cash equivalents	38,645	47,930	67,332	48,690

Net increase in cash and cash equivalents	435,855	556,992	364,019	200,327

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,102,273	$1,302,600	$1,102,273	$1,302,600

SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases and other financing arrangements	$29	$202	$2,677	$860
Cash paid for interest	3,112	39	119,947	107,604
Cash paid for income taxes	197	1,392	1,825	4,051

Note: The attached “Financial and Operational Summary” is an integral part of the press release financial statements.

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AMAZON.COM, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
Net sales	$1,945,772	$2,540,959	$5,263,699	$6,921,124
Cost of sales	1,518,935	1,996,493	4,006,531	5,319,127

Gross profit	426,837	544,466	1,257,168	1,601,997

Operating expenses:
Fulfillment	158,815	204,454	477,032	590,397
Marketing	40,291	58,200	122,787	158,022
Technology and content	51,811	72,821	207,809	251,195
General and administrative	22,984	31,697	88,302	112,220
Stock-based compensation (1)	15,039	19,629	87,751	57,702
Other operating expense (income)	281	(4,777)	2,892	(7,964)

Total operating expenses	289,221	382,024	986,573	1,161,572

Income from operations	137,616	162,442	270,595	440,425

Interest income	5,330	9,778	21,955	28,197
Interest expense	(29,299)	(27,134)	(129,979)	(107,227)
Other income (expense), net	(1,621)	(5,021)	6,514	(4,701)
Remeasurements and other	(36,505)	(32,045)	(130,097)	(824)

Total non-operating expense, net	(62,095)	(54,422)	(231,607)	(84,555)

Income before income taxes	75,521	108,020	38,988	355,870

Provision (benefit) for income taxes	2,367	(238,668)	3,706	(232,581)

Net income	$73,154	$346,688	$35,282	$588,451

Basic earnings per share	$0.18	$0.85	$0.09	$1.45

Diluted earnings per share	$0.17	$0.82	$0.08	$1.39

Weighted average shares used in computation of earnings per share:
Basic	401,422	408,227	395,479	405,926

Diluted	425,214	425,034	419,352	424,757

(1) Components of stock-based compensation:
Fulfillment	$1,739	$3,779	$17,960	$10,073
Marketing	802	1,483	4,968	4,253
Technology and content	9,747	11,240	49,555	31,781
General and administrative	2,751	3,127	15,268	11,595

	$15,039	$19,629	$87,751	$57,702

Note: The attached “Financial and Operational Summary” is an integral part of the press release financial statements.

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AMAZON.COM, INC.

Pro Forma Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2003			Three Months Ended December 31, 2004
	As Reported (1)	Adjustments	Pro Forma	As Reported (1)	Adjustments	Pro Forma
Net sales	$1,945,772	$—	$1,945,772	$2,540,959	$—	$2,540,959
Cost of sales	1,518,935	—	1,518,935	1,996,493	—	1,996,493
Gross profit	426,837	—	426,837	544,466	—	544,466

Operating expenses:
Fulfillment	158,815	—	158,815	204,454	—	204,454
Marketing	40,291	—	40,291	58,200	—	58,200
Technology and content	51,811	—	51,811	72,821	—	72,821
General and administrative	22,984	—	22,984	31,697	—	31,697
Stock-based compensation	15,039	(15,039)	—	19,629	(19,629)	—
Other operating expense (income)	281	(281)	—	(4,777)	4,777	—

Total operating expenses	289,221	(15,320)	273,901	382,024	(14,852)	367,172

Income from operations	137,616	15,320	152,936 (2)	162,442	14,852	177,294 (2)

Interest income	5,330	—	5,330	9,778	—	9,778
Interest expense	(29,299)	—	(29,299)	(27,134)	—	(27,134)
Other expense, net	(1,621)	—	(1,621)	(5,021)	—	(5,021)
Remeasurements and other	(36,505)	36,505	—	(32,045)	32,045	—

Total non-operating expense, net	(62,095)	36,505	(25,590)	(54,422)	32,045	(22,377)

Income before income taxes	75,521	51,825	127,346	108,020	46,897	154,917

Provision (benefit) for income taxes	2,367	—	2,367	(238,668)	—	(238,668)

Net income	$73,154	$51,825	$124,979	$346,688	$46,897	$393,585

Basic earnings per share	$0.18	$0.13	$0.31	$0.85	$0.11	$0.96

Diluted earnings per share	$0.17	$0.12	$0.29	$0.82	$0.11	$0.93

Weighted average shares used in computation of earnings per share:
Basic	401,422		401,422	408,227		408,227

Diluted	425,214		425,214	425,034		425,034

Net cash provided by operating activities			$480,963			$557,567
Purchases of fixed assets, including internal-use software and website development			(17,236)			(36,755)

Free cash flow			$463,727			$520,812

Net cash provided by (used in) investing activities			$93,489			$(65,437)

Net cash provided by (used in) financing activities			$(177,242)			$16,932

(1)	In accordance with accounting principles generally accepted in the United States.
(2)	Consolidated segment operating income.

Note: The attached “Financial and Operational Summary” is an integral part of the press release financial statements.

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AMAZON.COM, INC.

Pro Forma Statements of Operations

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31, 2003			Twelve Months Ended December 31, 2004
	As Reported (1)	Adjustments	Pro Forma	As Reported (1)	Adjustments	Pro Forma
Net sales	$5,263,699	$—	$5,263,699	$6,921,124	$—	$6,921,124
Cost of sales	4,006,531	—	4,006,531	5,319,127	—	5,319,127

Gross profit	1,257,168	—	1,257,168	1,601,997	—	1,601,997

Operating expenses:
Fulfillment	477,032	—	477,032	590,397	—	590,397
Marketing	122,787	—	122,787	158,022	—	158,022
Technology and content	207,809	—	207,809	251,195	—	251,195
General and administrative	88,302	—	88,302	112,220	—	112,220
Stock-based compensation	87,751	(87,751)	—	57,702	(57,702)	—
Other operating expense (income)	2,892	(2,892)	—	(7,964)	7,964	—

Total operating expenses	986,573	(90,643)	895,930	1,161,572	(49,738)	1,111,834

Income from operations	270,595	90,643	361,238 (2)	440,425	49,738	490,163 (2)

Interest income	21,955	—	21,955	28,197	—	28,197
Interest expense	(129,979)	—	(129,979)	(107,227)	—	(107,227)
Other income (expense), net	6,514	—	6,514	(4,701)	—	(4,701)
Remeasurements and other	(130,097)	130,097	—	(824)	824	—

Total non-operating expense, net	(231,607)	130,097	(101,510)	(84,555)	824	(83,731)

Income before income taxes	38,988	220,740	259,728	355,870	50,562	406,432

Provision (benefit) for income taxes	3,706	—	3,706	(232,581)	—	(232,581)

Net income	$35,282	$220,740	$256,022	$588,451	$50,562	$639,013

Basic earnings per share	$0.09	$0.56	$0.65	$1.45	$0.12	$1.57

Diluted earnings per share	$0.08	$0.53	$0.61	$1.39	$0.11	$1.50

Weighted average shares used in computation of earnings per share:
Basic	395,479		395,479	405,926		405,926

Diluted	419,352		419,352	424,757		424,757

Net cash provided by operating activities			$392,022			$566,560
Purchases of fixed assets, including internal-use software and website development			(45,963)			(89,133)

Free cash flow			$346,059			$477,427

Net cash provided by (used in) investing activities			$236,651			$(317,631)

Net cash used in financing activities			$(331,986)			$(97,292)

(1)	In accordance with accounting principles generally accepted in the United States.
(2)	Consolidated segment operating income.

Note: The attached “Financial and Operational Summary” is an integral part of the press release financial statements.

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AMAZON.COM, INC.

Segment Information

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
North America
Net sales	$1,141,907	$1,392,283	$3,258,413	$3,847,344
Cost of sales	853,253	1,037,659	2,391,749	2,823,792

Gross profit	288,654	354,624	866,664	1,023,552
Direct segment operating expenses	174,383	232,618	583,619	702,676

Segment operating income	114,271	122,006	283,045	320,876

International
Net sales	803,865	1,148,676	2,005,286	3,073,780
Cost of sales	665,682	958,834	1,614,782	2,495,335

Gross profit	138,183	189,842	390,504	578,445
Direct segment operating expenses	99,518	134,554	312,311	409,158

Segment operating income	38,665	55,288	78,193	169,287

Consolidated
Net sales	1,945,772	2,540,959	5,263,699	6,921,124
Cost of sales	1,518,935	1,996,493	4,006,531	5,319,127

Gross profit	426,837	544,466	1,257,168	1,601,997
Direct segment operating expenses	273,901	367,172	895,930	1,111,834

Segment operating income	152,936	177,294	361,238	490,163
Stock-based compensation	15,039	19,629	87,751	57,702
Other operating expense (income)	281	(4,777)	2,892	(7,964)

Income from operations	137,616	162,442	270,595	440,425
Total non-operating expense, net	62,095	54,422	231,607	84,555
Provision (benefit) for income taxes	2,367	(238,668)	3,706	(232,581)

Net income (loss)	$73,154	$346,688	$35,282	$588,451

Segment Highlights:
Y/Y net sales growth:
North America	18%	22%	18%	18%
International	74	43	71	53
Consolidated	36	31	34	31
Y/Y gross profit growth:
North America	19%	23%	17%	18%
International	49	37	55	48
Consolidated	27	28	27	27
Y/Y segment operating income growth:
North America	39%	7%	58%	13%
International	96	43	N/A	116
Consolidated	50	16	101	36
Net sales mix:
North America	59%	55%	62%	56%
International	41	45	38	44

Note: The attached “Financial and Operational Summary” is an integral part of the press release financial statements.

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AMAZON.COM, INC.

Supplemental Net Sales Information

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
North America
Media	$750,891	$885,354	$2,269,472	$2,589,438
Electronics and other general merchandise	352,517	448,890	878,519	1,127,754
Other	38,499	58,039	110,422	130,152

	1,141,907	1,392,283	3,258,413	3,847,344

International
Media	682,741	911,011	1,779,476	2,512,911
Electronics and other general merchandise	120,850	236,927	224,606	558,490
Other	274	738	1,204	2,379

	803,865	1,148,676	2,005,286	3,073,780

Consolidated
Media	1,433,632	1,796,365	4,048,948	5,102,349
Electronics and other general merchandise	473,367	685,817	1,103,125	1,686,244
Other	38,773	58,777	111,626	132,531

	$1,945,772	$2,540,959	$5,263,699	$6,921,124

Y/Y Net Sales Growth:
North America:
Media	16%	18%	14%	14%
Electronics and other general merchandise	22	27	29	28
Other	36	51	29	18

International:
Media	59%	33%	61%	41%
Electronics and other general merchandise	290	96	241	149
Other	(24)	169	(38)	98

Consolidated:
Media	33%	25%	31%	26%
Electronics and other general merchandise	48	45	48	53
Other	35	52	28	19

Consolidated Net Sales Mix:
Media	74%	71%	77%	74%
Electronics and other general merchandise	24	27	21	24
Other	2	2	2	2

Note: The attached “Financial and Operational Summary” is an integral part of the press release financial statements.

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AMAZON.COM, INC.

Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,102,273	$1,302,600
Marketable securities	292,550	476,599

Cash, cash equivalents, and marketable securities	1,394,823	1,779,199
Inventories	293,917	479,709
Current deferred tax assets	596	81,388
Accounts receivable, net and other current assets	131,473	199,100

Total current assets	1,820,809	2,539,396

Fixed assets, net	224,285	246,156
Goodwill	69,121	138,999
Long-term deferred tax assets	4,142	281,757
Other assets	43,676	42,200

Total assets	$2,162,033	$3,248,508

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$819,811	$1,141,733
Accrued expenses and other current liabilities	317,730	361,128
Unearned revenue	37,844	41,099
Interest payable	73,100	74,059
Current portion of long-term debt and other	4,216	2,381

Total current liabilities	1,252,701	1,620,400

Long-term debt and other	1,945,439	1,855,319

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.01 par value:
Authorized shares — 500,000
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000,000
Issued and outstanding shares — 403,354 and 409,711	4,034	4,097
Additional paid-in capital	1,899,398	2,124,598
Deferred stock-based compensation	(2,850)	(2,038)
Accumulated other comprehensive income	37,739	32,109
Accumulated deficit	(2,974,428)	(2,385,977)

Total stockholders’ deficit	(1,036,107)	(227,211)

Total liabilities and stockholders’ deficit	$2,162,033	$3,248,508

Note: The attached “Financial and Operational Summary” is an integral part of the press release financial statements.

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AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q4 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM)	$392	$393	$410	$490	$567	45%

Purchase of fixed assets (incl. internal-use software & website development) — TTM	$46	$49	$56	$70	$89	94%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$346	$344	$354	$420	$477	38%

Common shares and stock-based awards outstanding	433	432	434	434	434	<1%
Common shares outstanding	403	405	407	407	410	2%
Stock-based awards outstanding	29	27	27	27	25	(16)%
Stock-based awards outstanding — % of common shares outstanding	7.3%	6.8%	6.7%	6.6%	6.0%	N/A

Results of Operations

Worldwide (WW) net sales	$1,946	$1,530	$1,387	$1,462	$2,541	31%
WW net sales — Y/Y growth, excluding the effect of foreign exchange rates	29.4%	33.2%	21.9%	23.9%	26.2%	N/A
WW net sales — TTM	$5,264	$5,710	$5,998	$6,326	$6,921	31%

Gross profit	$427	$361	$341	$356	$544	28%
Gross margin — % of WW net sales	21.9%	23.6%	24.6%	24.3%	21.4%	N/A
Gross profit — TTM	$1,257	$1,347	$1,415	$1,484	$1,602	27%
Gross margin — TTM % of WW net sales	23.9%	23.6%	23.6%	23.5%	23.1%	N/A

Fulfillment costs — % of WW net sales	8.2%	8.3%	8.8%	9.3%	8.0%	N/A
Fulfillment costs — TTM % of WW net sales	9.1%	8.8%	8.6%	8.6%	8.5%	N/A

Consolidated direct segment operating expenses	$274	$244	$240	$261	$367	34%
Consolidated direct segment operating expenses — TTM	$896	$937	$970	$1,019	$1,112	24%

Consolidated segment operating income	$153	$117	$101	$95	$177	16%
Consolidated segment operating margin — % of WW net sales	7.9%	7.6%	7.3%	6.5%	7.0%	N/A
Consolidated segment operating income — TTM	$361	$411	$444	$466	$490	36%
Consolidated segment operating margin — TTM % of WW net sales	6.9%	7.2%	7.4%	7.4%	7.1%	N/A

GAAP operating income	$138	$110	$86	$81	$162	18%
GAAP operating margin — % of WW net sales	7.1%	7.2%	6.2%	5.6%	6.4%	N/A
GAAP operating income — TTM	$271	$342	$386	$416	$440	63%
GAAP operating margin — TTM % of WW net sales	5.1%	6.0%	6.4%	6.6%	6.4%	N/A

Pro forma net income *	$125	$97	$75	$73	$394	215%
Pro forma net income per diluted share *	$0.29	$0.23	$0.18	$0.17	$0.93	215%
Pro forma net income — TTM *	$256	$313	$345	$370	$639	150%
Pro forma net income per diluted share — TTM *	$0.61	$0.74	$0.81	$0.87	$1.50	146%

GAAP net income	$73	$111	$76	$54	$347	374%
GAAP net income per diluted share	$0.17	$0.26	$0.18	$0.13	$0.82	374%
GAAP net income — TTM	$35	$157	$276	$315	$588	N/A
GAAP net income per diluted share — TTM	$0.08	$0.37	$0.65	$0.74	$1.39	N/A

North America segment:
Net sales	$1,142	$847	$792	$816	$1,392	22%
Net sales — TTM	$3,258	$3,401	$3,490	$3,597	$3,847	18%
Gross profit	$289	$226	$220	$223	$355	23%
Gross margin — % of North American net sales	25.3%	26.7%	27.7%	27.4%	25.5%	N/A
Gross profit — TTM	$867	$906	$935	$958	$1,024	18%
Gross margin — TTM % of North America net sales	26.6%	26.6%	26.8%	26.6%	26.6%	N/A
Operating income	$114	$76	$66	$57	$122	7%
Operating margin — % of North America net sales	10.0%	8.9%	8.3%	7.0%	8.8%	N/A
Operating income — TTM	$283	$307	$318	$313	$321	13%
Operating margin — TTM % of North America net sales	8.7%	9.0%	9.1%	8.7%	8.3%	N/A

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics

*	Excluding the benefit from realizing a $244 million deferred tax asset related primarily to net operating loss carryforwards attributable to continuing operations, pro forma net income would have been $149 million, or $0.35 per diluted share, for Q4, and $395 million, or $0.93 per diluted share, for 2004.

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AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q4 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Y/Y % Change
International segment:
Net sales	$804	$684	$595	$646	$1,149	43%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	53.6%	57.9%	38.1%	38.9%	32.5%	N/A
Net sales — TTM	$2,005	$2,310	$2,508	$2,729	$3,074	53%
Gross profit	$138	$135	$121	$132	$190	37%
Gross margin — % of International net sales	17.2%	19.8%	20.4%	20.5%	16.5%	N/A
Gross profit — TTM	$391	$442	$479	$527	$578	48%
Gross margin — TTM % of International net sales	19.5%	19.1%	19.1%	19.3%	18.8%	N/A
Operating income	$39	$41	$35	$38	$55	43%
Operating margin — % of International net sales	4.8%	6.1%	5.9%	5.8%	4.8%	N/A
Operating income — TTM	$78	$104	$126	$153	$169	116%
Operating margin — TTM % of International net sales	3.9%	4.5%	5.0%	5.6%	5.5%	N/A

International segment — TTM % of net sales	38.1%	40.5%	41.8%	43.1%	44.4%	N/A
Worldwide net sales shipped outside the U.S. — TTM % of net sales	43.4%	45.6%	46.9%	48.2%	49.2%	N/A

Supplemental Worldwide Net Sales:
Media	$1,434	$1,175	$1,037	$1,094	$1,796	25%
Media — TTM	$4,049	$4,351	$4,523	$4,740	$5,102	26%
Electronics and other general merchandise	$473	$331	$325	$344	$686	45%
Electronics and other general merchandise — TTM	$1,103	$1,244	$1,360	$1,474	$1,686	53%
Other	$39	$24	$25	$24	$59	52%
Other — TTM	$112	$116	$115	$113	$133	19%

Supplemental North America Segment Net Sales:
Media	$751	$599	$542	$564	$885	18%
Media — TTM	$2,269	$2,351	$2,394	$2,455	$2,589	14%
Electronics and other general merchandise	$353	$224	$226	$229	$449	27%
Electronics and other general merchandise — TTM	$879	$935	$983	$1,031	$1,128	28%
Other	$38	$24	$25	$24	$58	51%
Other — TTM	$110	$115	$113	$111	$130	18%

Supplemental International Segment Net Sales:
Media	$683	$576	$496	$530	$911	33%
Media — TTM	$1,779	$2,000	$2,129	$2,285	$2,513	41%
Electronics and other general merchandise	$121	$107	$99	$116	$237	96%
Electronics and other general merchandise — TTM	$225	$309	$377	$442	$558	149%
Other	$0	$0	$1	$0	$1	169%
Other — TTM	$1	$1	$2	$2	$2	98%

Balance Sheet

Cash and marketable securities	$1,395	$998	$1,151	$1,185	$1,779	28%

Inventory, net — ending	$294	$282	$284	$357	$480	63%
Inventory — average inventory % of TTM net sales	4.1%	4.1%	4.3%	4.6%	4.9%	N/A
Inventory turnover, average — TTM	18.4	18.7	17.9	16.6	15.7	(15)%

Fixed assets, net	$224	$217	$216	$227	$246	10%

Accounts payable days — ending	50	44	51	57	53	6%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	7,800	8,100	8,200	8,800	9,000	15%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics

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AMAZON.COM, INC.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Shipping revenue, which excludes amounts earned from third-party sellers where Amazon does not provide fulfillment services, was $156 million, up 14% from $137 million.

Cost of Sales

•	Cost of sales consists of the purchase price of consumer products sold by us, inbound and outbound shipping charges, packaging supplies, and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses, such as Toysrus.com and Target.com.

•	Outbound shipping-related costs totaled $234 million, up from $193 million. Net shipping loss was $78 million, up from a net loss of $56 million, resulting primarily from our free-shipping offers.

Direct Segment Operating Expenses

•	Fourth quarter direct segment operating expenses as a percentage of net sales were as follows:

	2003	2004
Fulfillment	8.2%	8.0%
Marketing	2.1%	2.3%
Technology and content	2.7%	2.9%
General and administrative	1.2%	1.2%

•	Depreciation was $21 million in fourth quarter 2004 and $75 million over the trailing twelve months.

Fulfillment

•	Fulfillment costs include those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to buying, receiving, inspecting and warehousing inventories; credit card fees, and bad debt costs, including costs associated with our guarantee for certain third-party seller transactions. Fulfillment costs also include amounts paid to third parties, who assist us in fulfillment and customer service operations.

•	Credit card fees associated with third-party seller transactions are based on the gross purchase price of underlying transactions, and therefore represent a larger percentage of our recorded revenue than credit card fees on our retail sales. Bad debt costs, including costs associated with our guarantee program, are also higher as a percentage of recorded revenue versus our retail sales. Accordingly, this negatively affects fulfillment costs as a percentage of net sales.

•	Fulfillment costs decreased as a percentage of sales from the prior year, but increased in absolute dollars due to variable costs corresponding with sales volume, our mix of product sales, credit card fees, and bad debt costs, including costs associated with our guarantee for certain third-party seller transactions. We expect absolute amounts spent in fulfillment to increase over time.

Marketing

•	Marketing efforts include targeted online marketing channels, such as our Associates and Syndicated Stores programs, sponsored search, portal advertising, e-mail campaigns and other initiatives. Since our marketing expenses are largely variable, we expect absolute amounts spent in marketing to increase over time. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense. While costs associated with free shipping are not included in marketing expense, we view our free-shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely.

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Technology and Content

•	Technology and content expenses consist principally of payroll and related expenses for employees involved in development of our websites, including editorial content, merchandising selection, systems and telecommunications support; costs associated with the systems and telecommunications infrastructure; and costs of acquired content.

•	Our spending in technology and content has increased as we are adding computer scientists and software engineers to enhance the customer experience on our websites and those websites powered by us, and improve our process efficiency. Additionally, we continue to invest in several areas of technology, including seller platform, A9.com, web services, additional development centers and digital initiatives. We intend to continue investing in these and other initiatives and expect absolute dollars spent in technology and content to increase over time as we continue to add computer scientists and software engineers to our staff.

•	A significant majority of these costs are incurred in the U.S. and most of them are allocated to our North America segment.

•	We expense costs related to the development of internal-use software and website development other than those incurred during the application development stage. Costs incurred during the application development stage are capitalized and amortized over the two-year estimated useful life of the software. For the three months ended December 31, 2004 and 2003, we capitalized $16 million and $9 million of internal-use software costs, which was offset by amortization of previously capitalized amounts of $8 million and $7 million.

General and Administrative

•	General and Administrative costs increased primarily due to increases in professional and litigation costs. We expect absolute dollars spent in general and administrative to increase over time.

Stock-Based Compensation

•	Since October 2002, we have awarded restricted stock units as our primary form of stock-based compensation. Restricted stock units, under fixed accounting, are generally measured at fair value on the date of grant based on the number of shares granted and the quoted price of our common stock. Such value is recognized as an expense on an accelerated basis over the corresponding service period. To the extent that restricted stock units are forfeited prior to vesting, the corresponding previously recognized expense is reversed as an offset to stock-based compensation.

•	Stock-based awards generally fully vest over service periods of between three and six years.

•	Stock-based compensation was $20 million for the fourth quarter, consisting of $4 million in expense for stock awards under variable accounting, and $16 million for stock awards under fixed accounting plus matching stock contributions under our 401(k) program.

•	Payroll tax expense resulting from exercises of stock-based awards is a cash expense and is not classified in “Stock-based compensation,” but is allocated to the corresponding operating expense categories on the statement of operations.

•	We granted 0.8 million stock awards, primarily restricted stock units, during the fourth quarter at a per-share weighted average fair value of $40. Year-to-date we have granted 3.5 million stock awards, primarily restricted stock units, at a per-share average fair value of $44.

•	At December 31, 2004, there were 25 million stock awards outstanding, consisting of 18 million stock options with a $13 weighted average exercise price, 6 million restricted stock units, and 0.5 million shares of restricted stock (included in common stock outstanding).

•	1 million outstanding stock awards, primarily stock options, were subject to variable accounting. Variable accounting treatment results in expense or contra-expense recognition using the cumulative expense method, calculated based on the quoted price of our common stock and vesting schedules of underlying awards. For example, since the closing price of our common stock on December 31, 2004, $44.29, was higher than the closing price on September 30, 2004, $40.86, we recorded an expense associated with variable accounting treatment for the fourth quarter of 2004.

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•	SFAS 123R requires us to measure compensation cost for all share-based awards at fair value. The adoption of this standard will result in the recognition of stock-based compensation in future periods for remaining unvested stock options under fixed accounting and will not affect our accounting for restricted stock units, as we already account for those using fair value. We will be early-adopting the provisions of SFAS 123R with an implementation date of January 1, 2005, two quarters prior to the required adoption date of July 1, 2005.

Other Operating Expense (Income)

•	Included in “Other operating expense (income)” are restructuring-related expenses or credits and amortization of other intangibles. Amortization of other intangibles was $0.5 million and $0.1 million for fourth quarter 2004 and 2003.

•	Our first quarter 2001 operational restructuring plan is complete; however, we may periodically adjust our restructuring-related estimates, such as lease obligations, in the future if necessary.

•	Cash payments resulting from our 2001 operational restructuring were $3 million in fourth quarter 2004 and 2003.

•	During the fourth quarter we determined that some of the office space previously vacated as part of our 2001 restructuring, which we had been unable to sublease due to poor real estate market conditions, was necessary for our future needs. This resulted in a gain of $5 million for the fourth quarter. Future lease payments for this office space will be expensed over the lease period and classified to the corresponding operating expense categories on the consolidated statements of operations.

•	We estimate, based on currently available information, the remaining net cash outflows associated with restructuring-related leases and other commitments will be $5 million in 2005, and $8 million thereafter. Amounts due within twelve months are included within “Accrued expenses and other current liabilities” and the remaining amounts within “Long-term debt and other” on our balance sheet. These amounts are net of anticipated sublease income of $20 million (we have signed sublease agreements for $13 million).

Other Income (Expense), Net

•	Other expense of $5 million was primarily foreign-currency losses on interest payable for our 6.875% PEACS.

Remeasurements and Other

•	Remeasurements includes foreign-currency losses on remeasurement of the principal amount of our 6.875% PEACS from Euros to U.S. Dollars of $77 million, compared with a loss of $65 million.

•	Other includes a $44 million gain from the remeasurement of foreign-currency intercompany balances, which are to be repaid amongst subsidiaries.

Provision (Benefit) for Income Taxes and Deferred Tax Asset

•	We have recorded a tax benefit for current and deferred U.S. federal, state, and foreign income taxes, classified as “Provision (benefit) for income taxes” on the consolidated statements of operations.

•	We periodically evaluate the likelihood of future realization of deferred tax assets, and reduce the carrying amount of these deferred tax assets by a valuation allowance to derive a net deferred tax asset we believe is more likely than not to be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, the carry forward periods available to us for tax reporting purposes, and other relevant factors.

•	In the fourth quarter we determined that $363 million of our deferred tax asset is realizable through future operations, and recorded a current tax benefit of $244 million to “Provision (benefit) for income taxes” in our results of operations, and a $106 million credit to “Stockholders’ Equity” on our consolidated balance sheet as of December 31, 2004.

•	Our net deferred tax assets are $363 million at December 31, 2004, comprised of approximately $270 million related to our net operating loss carryforwards (NOLs) and the remainder related to temporary timing differences between tax and financial reporting.

•	Classification of deferred tax assets between current and long-term asset categories is based on the expected timing of realization, and the valuation allowance is allocated ratably.

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•	At December 31, 2004, our gross deferred tax assets related to our NOLs were approximately $800 million (associated with approximately $2.6 billion of NOLs, the majority of which expire between 2017 and 2024), offset by a valuation allowance on approximately $530 million due to uncertainty about their future realization. Substantially all of the remaining $530 million, if realized, would be credited to “Stockholders’ equity” rather than results of operations for financial reporting purposes since they primarily relate to tax-deductible stock-based compensation in excess of amounts recognized for financial reporting purposes.

•	Significant judgment is required in making the assessment of deferred tax asset realization, and it is very difficult to predict when, if ever, our assessment may conclude that the remaining portion of our deferred tax assets is realizable.

•	We expect net income for 2005 to decline because we expect a tax provision in 2005, rather than the large tax benefit we received in 2004.

•	We expect our cash taxes paid in 2005 to be approximately $25 million, compared with $4 million in 2004.

Net Income

•	We believe that our reported net income for the fourth quarter 2004 should not be viewed, on its own, as a material positive event, and the year-over-year increase in net income of $274 million is not necessarily predictive of our future results for a variety of reasons. For example, in the fourth quarter we had a benefit from realizing a $244 million deferred tax asset related primarily to net operating loss carryforwards attributable to continuing operations. Additionally, the remeasurement of our 6.875% PEACS and intercompany balances resulted in significant gains and charges associated with the effect of movements in currency exchange rates. Accordingly, we encourage readers of our financial statements to evaluate the effect on our operating trends of these items since future income taxes and changes in currency exchange rates may create significant variability in our future operating results.

Foreign Exchange

•	As our financial reporting currency is the U.S. Dollar, our total sales, profit, and operating and free cash flow have benefited significantly the past ten quarters from weakness in the U.S. Dollar in comparison to the currencies of our international websites. We believe it is important to evaluate our growth rates after the effect of currency changes.

The effect of changes in exchange rates in the fourth quarter is as follows (in millions):

	2003	2004
Effect of exchange rate on:
Net sales	$98	$85
Gross profit	17	14
Operating expenses	(11)	(9)

Operating income	6	5
Net interest expense and other	(6)	(5)
Remeasurements and other (1)	(30)	(33)

Net income (loss)	(29)	(32)
Diluted earnings (loss) per diluted share	$(0.07)	$(0.08)

(1)	Includes foreign-currency gains (losses) on remeasurement of 6.875% PEACS and intercompany balances.

These amounts represent the impact on reported results that is due to year-over-year changes in exchange rates. Absent year-over-year changes in exchange rates, reported amounts would have been lower (higher) by these amounts.

Cash Flows and Balance Sheet

•	Operating cash flows and free cash flows can be volatile and are sensitive to many factors, including changes in working capital. Working capital at any specific point in time is subject to many variables, including world events, seasonality, the timing of expense payments, discounts offered by vendors, vendor payment terms, and fluctuations in foreign exchange rates.

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•	Our cash, cash equivalents, and marketable securities of $1.78 billion, at fair value, primarily consist of cash, commercial paper and short-term securities, U.S. Treasury notes and bonds, asset-backed, and agency securities and certificates of deposit. Included are amounts held in foreign currencies of $970 million, primarily in Euros, British Pounds, and Yen.

•	We have pledged $74 million of our marketable securities as collateral for property leases and other contractual obligations, compared with $87 million as of December 31, 2003.

•	“Other assets” includes, among other things, deferred issuance costs on long-term debt, other equity investments, and intangibles.

•	“Unearned revenue” is recorded when payments are received from third parties in advance of our providing the associated service.

•	“Accrued expenses and other current liabilities” includes, among other things, liabilities for gift certificates, marketing activities, and workforce costs, including accrued payroll, vacation, and other benefits.

•	“Long-term debt and other” primarily includes the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)(2)	4.750%	February 2009
PEACS (3)	935	(4)(5)	6.875%	February 2010

	$1,835	(6)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 101.900% of the principal, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.
(2)	During the previous twelve-month period we redeemed an aggregate principal amount of $150 million.
(3)	Premium Adjustable Convertible Securities.
(4)	€690 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($115.03 per share based on the U.S. Dollars per Euro exchange rate of $1.3552 as of December 31, 2004). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. Dollar equivalent principal, interest, and conversion price fluctuates based on the Euro/U.S. Dollar exchange ratio. Due to fluctuations in this exchange ratio, our principal debt obligation since issuance in February 2000 has increased by $255 million as of December 31, 2004.
(5)	Under our previously announced $500 million debt repurchase authorization, on March 7, 2005 we will be redeeming €200—or $261MM at the Euro to U.S. dollar exchange rate on January 31, 2005—in principal amount of our PEACS at par, plus accrued and unpaid interest from and including February 16, 2005 to March 6, 2005. We expect to record a charge of approximately $2 million in unamortized deferred debt issuance costs which will be classified in “Remeasurements and other” in the first quarter 2005.
(6)	The “if converted” number of shares associated with our convertible debt instruments (approximately 20 million total shares) are excluded from diluted shares as their effect is anti dilutive.

Certain Definitions and Other

•	We present segment information along two lines: North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expenses (income), each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

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•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) through www.amazon.com and www.amazon.ca; from North America focused Syndicated Stores, such as www.cdnow.com; from our mail-order tool catalog; and from non-retail activities such as North America-focused Merchant.com, marketing, and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•	The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) through www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and, since September, 2004, www.joyo.com; from internationally focused Syndicated Stores; from our DVD rental service in the U.K.; and from non-retail activities such as internationally-focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: “Media,” “Electronics and other general merchandise,” and “Other.” Media consists of amounts earned from DVD rental and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games, and video game consoles. Electronics and other general merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, toys and baby, tools, home and garden, apparel, sports and outdoors, gourmet food, jewelry, health and personal care, beauty, and musical instruments. The Other category consists of non-retail activities, such as the Merchant.com program and miscellaneous marketing and promotional activities.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Inventory days are calculated as the quotient of inventory to cost of sales, multiplied by the number of days in the period. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of cost of sales to average inventory over five quarters.

•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops, and our Merchants@, Syndicated Stores programs, but exclude DVD rental customers, Joyo.com customers, Merchant.com program customers, Amazon.com Payments customers, our catalog customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. A customer is considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, Auctions, zShops, and Merchants@ platforms, but exclude Merchant.com sellers. A seller is considered active when they have received an order during the preceding twelve-month period.

•	References to units mean units sold (net of returns and cancellations) by us and third-party sellers at Amazon.com domains worldwide—such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.amazon.ca—and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music, and DVD/video items ordered from Amazon.com’s store at www.target.com. Units do not include Joyo.com units sold, Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Tim Stone, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir

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